EXHIBIT 10.15
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 1, 2018, 2018 and is between THE HILLMAN GROUP, INC., a Delaware corporation (the “Company”), and JARROD STRENG (the “Executive”).
WITNESSETH:
WHEREAS, the Company desires to secure the services and employment of the Executive, and the Executive desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as Executive Vice President of Marketing, Product Development, and Sourcing, and shall report to the Chief Executive Officer of the Company or such person or persons as from time to time may be designated by the Company (the “Reporting Officer”), performing the normal duties and responsibilities of such position with respect to the business of the Company and such other duties and responsibilities as the Reporting Officer may assign to the Executive from time to time.
2.    Performance. The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without the prior written approval of the Board of Directors of the Company (the “Board”); provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create an actual or potential conflict of interest with, or interfere with the performance of, the Executive’s duties hereunder or conflict with the Executive’s covenants under the Restrictive Covenant Agreement, dated as of the date hereof, between the Executive and the Company (the “Restrictive Covenant Agreement”) attached hereto as Exhibit A, in each case as determined in the sole judgment of the Board.
3.    Employment Term. The term of the Executive’s employment under this Agreement shall be the period commencing on the date hereof and continuing until such employment ceases as provided in Section 7 hereof (such period, the “Employment Term”). The Executive’s employment with the Company shall be on an “at-will” basis, which means that the Executive’s employment is

70677530_2

terminable by either the Company or the Executive at any time for any reason or no reason, with or without cause or notice.
4.    Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in the City of Rome, Georgia, or such other location or locations as the Reporting Officer may from time to time designate, subject to required travel.
5.    Compensation and Benefits. In consideration of the Executive’s employment under this Agreement and the Executive’s entering into the Restrictive Covenant Agreement and other agreements hereunder, the Company shall provide the Executive with the following compensation and benefits:
(a)    Base Salary. During the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of $350,000, subject to annual review by the Board.
(b)    Annual Bonus. During the Employment Term, the Executive shall be eligible to participate in any annual incentive compensation program maintained by the Company as approved by the Board (or a committee thereof), as in effect from time to time, and will have the potential to earn a bonus under such program of up to 30% of his base salary for fiscal year 2018. For fiscal year 2019, there will be potential to earn a bonus target up to 50%.
(c)    Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents in force from time to time and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its employees generally and the Executive shall receive a company car or car allowance not to exceed $750 per month.
(d)    Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s policies and practices with respect to its employees generally,
(e)    Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder. All payments under this Section 5(e) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.
6.    Nondisparagement. During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners. Nothing contained in this Section 6 shall preclude the Executive from enforcing his rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry (or otherwise communicating with a governmental agency or entity concerning matters relevant to such agency or entity).

70677530_2

7.    Termination.
(a)    Termination of Employment. The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) immediately by the Company with or without Cause (as defined herein) on written notice to the Executive, (ii) by the Company due to the Executive’s Disability (as hereinafter defined) on written notice to the Executive, (iii) by the Executive under any circumstances on thirty (30) days’ written notice to the Company (which notice period may be waived by the Company in its absolute discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), or (iv) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death. If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment is terminated, less required statutory deductions, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, and (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 5(e) ((A)-(C) collectively, the “Accrued Amounts”).
(b)    Termination by the Company without Cause. If the Executive’s employment is terminated by the Company without Cause, then, in addition to the Accrued Amounts, the Executive shall be entitled to receive as severance the amounts set forth below, provided that the Executive complies with his obligations under this Agreement and the Restrictive Covenant Agreement and that he executes and returns to the Company, and does not revoke, a Release (as defined below) in accordance with Section 7(d):
(i)    an amount in cash equal to twelve (12) months of the Executive’s annual base salary (as described in Section 5 (a)) as in effect immediately prior to the date of the Executive’s termination of employment, payable in installments in accordance with the Company’s payroll practices, commencing, subject to Section 10(e) as soon as practicable, as determined by the Company, following the date that the Release has become final and irrevocable, but not later than sixty days following the date of such termination (with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment);
(ii)    the annual bonus (if any) earned by the Executive pursuant to Section 5(b) for the fiscal year completed before the date of the Executive’s termination of employment, but remaining unpaid as of such date, payable at the time such bonus would otherwise be paid in accordance with such Section 5(b); and
(iii)    the annual bonus (if any) earned by the Executive pursuant to Section 5(b) for the fiscal year in which the Executive’s termination of employment occurs, prorated based on the number of days the Executive was actively employed by the Company during

70677530_2

such fiscal year, payable at the time such bonus would otherwise be paid in accordance with such Section 5(b).
(c)    Definitions of Certain Terms. For purposes of this Agreement:
(i)    “Cause” means: (A) embezzlement, theft or, misappropriation or conversion by the Executive of any property of the Company or any of its subsidiaries or affiliates; (B) any breach by the Executive of any provision of the Restrictive Covenant Agreement; (C) any breach by the Executive of any material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Executive describing such breach; (D) failure or refusal by the Executive to perform any directive of the Board or the Reporting Officer or the duties of his employment hereunder which continues for a period of fourteen (14) days following notice thereof by the Company to the Executive; (E) any act by the Executive constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (F) conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of the Executive to contest his prosecution for, any other criminal offense; (G) any violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates, or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates; (H) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (1) the Executive’s breach of his fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates; (J) any act or omission to act of the Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; (K) the Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to, the Executive’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; or (L) the Executive’s illegal use of drugs (including use of illegal drugs and abuse of otherwise legal drugs), or the Executive’s use of alcohol that adversely affects the Executive’s job performance.
(ii)    “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by the Board in its good faith discretion.

70677530_2

(d)    Release of Claims. As a condition of receiving any severance for which he otherwise qualifies under Section 7(b), the Executive agrees to execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members, in such form as is requested by the Company (the “Release”), such release to be delivered, and to have become fully irrevocable, on or before the end of such sixty (60)-day period. If such Release has not been executed and delivered and become irrevocable on or before the end of such sixty (60)-day period, no amounts or benefits under Section 7(b) shall be or become payable,
(e)    No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.
(f)    Mitigation; Offset. In the event of termination of the Executive’s employment under circumstances otherwise entitling the Executive to severance pursuant to Section 7(b), the Executive shall use his reasonable efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 7(b) and, notwithstanding the provisions of Section 7(b), the Company’s obligation to make the cash severance payments described in clause (i) of the first sentence of Section 7(b) shall be reduced by any cash compensation received by the Executive from other employment or self-employment during the period of time in which the Executive is receiving such severance payments. In this regard, the Executive shall notify the Company in writing of his acceptance of such other employment or self- employment within five (5) days after accepting such other employment or self-employment. Further, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any severance to which the Executive is otherwise entitled pursuant to this Section 7 shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by the Executive to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company or its subsidiaries, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to the Executive due to his termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described in clause (ii) or (iii) of this sentence be payable, payments under this Agreement shall be reduced accordingly or, alternatively, payments previously paid or provided under this Agreement will be treated as having been paid or provided to satisfy such other obligations.
8.    Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, with delivery charges prepaid, or (d) by facsimile (with confirmation of receipt) to the parties at the addresses as set forth below:

70677530_2

If to the Company:	The Hillman Group, Inc. 10590 Hamilton Avenue Cincinnati, Ohio 45231 Attn: Chief Executive Officer Email: Greg.Gluchowski@HillmanGroup.com

With copies (which shall not constitute notice) to:	The Hillman Group, Inc. 10590 Hamilton Avenue Cincinnati, Ohio 45231 Attn: General Counsel Email: Doug.Roberts@HillmanGroup.com

If to the Executive:	At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, (c) one business day after date of delivery to the overnight courier if sent by overnight courier, or (d) the date of facsimile transmission, if receipt is confirmed by the other party.
9.    Restrictive Covenants. In consideration of the Executive’s employment under this Agreement and the benefits provided hereunder, the Executive shall execute the Restrictive Covenant Agreement (attached hereto as Exhibit A) and shall comply with its terms. The covenants set forth in the Restrictive Covenant Agreement shall survive the termination of the Executive’s employment for any reason, and any claim or cause of action that the Executive may have against the Company shall not constitute a defense to the enforcement of such covenants. In the event the Executive breaches or threatens to breach any of such covenants, then, in addition to any other remedy which may be available at law or in equity, the Company shall have the right to cease or withhold payment to the Executive of any severance payments which the Executive would otherwise be entitled to receive under Section 7(b).
10.    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall

70677530_2

be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(c)    Any provision of this Agreement to the contrary notwithstanding if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the date of this Agreement).
(e)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of

70677530_2

termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A. Further, in the event that the sixty (60)-day period referenced in Section 7(d) of this Agreement spans two calendar years, then the installment payments described in Section 7(b) of this Agreement will commence no earlier than the first day of the second calendar year.
(f)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.
11.    General.
(a)    Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
(b)    Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts with jurisdiction over Cincinnati, Ohio and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in such courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such courts and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum.
(c)    Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.
(d)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further

70677530_2

the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate.
(e)    Executive’s Representations. The Executive hereby represents and warrants to the Company that; (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.
(f)    Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.
(g)    Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
(h)    Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way.
(i)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only in a written document signed by the Executive and a duly authorized representative of the Company, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

70677530_2

(k)    Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.
(l)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.
(m)    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

70677530_2

(n)
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the date(s) set forth below to be effective as of the date stated in the preamble to this Agreement.

THE HILLMAN GROUP, INC. By:_/s/ Gregory J. Gluchowski____________ Name: Gregory J. Gluchowski, Jr. Title: President and CEO

_/s/ Jarrod Streng ______________________ Jarrod Streng

70677530_2